Exhibit 99.3

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

ADDENDUM NO. 3 TO

THE SURETYSHIP AGREEMENT No. 110100/R1-DP/ALTIMO

between the state corporation “Bank for Development and Foreign Economic Affairs

(Vnesheconombank)”

and “Altimo Holdings & Investments Limited”

Moscow	26 January 2010

The state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)”, hereinafter referred to as the “Creditor”, represented by its Deputy Chairman, Mr. Anatoliy B. Ballo, acting under a Power of attorney No. 484/150000 dated 24 December 2007, registered in the register of the notary Kolodezeva T.A. under number No. 4B-679 on 24 December 2007, and

“Altimo Holdings & Investments Limited”, a company with registered address at:                                                                  , hereinafter referred to as the “Surety”, incorporated under the laws of                                                      , represented by                                                               acting under                                         , on the other part,

the Creditor and the Surety hereinafter jointly referred to as the “Parties” and separately as a “Party”,

taking into account:

•	the provisions of Article 2 of the Federal Law dated 27 December 2009 No. 361-FZ “On amending the Federal Law “On additional measures for support of the financial system of the Russian Federation””,

•

the Suretyship Agreement No. 110100/R1-DP/Altimo dated October 29, 2008 as amended by Addendum No. 1 dated October 29, 2009 and Addendum No. 2 dated December 30, 2009 concluded between the Creditor and the Surety the “Suretyship Agreement”),

•

the Loan Agreement No. 110100/R1 dated October 29, 2008 (the “Loan Agreement”) as amended by Addendum No. 1 dated December 22, 2008, Addendum No.2 dated October 29, 2009, Addendum No. 3 dated December 30, 2009 and Addendum No.4 dated January 26, 2010 (hereinafter referred to as “Addendum No. 4”) to the Loan Agreement concluded between the Creditor and the Debtor, have entered into this Addendum No. 3 to the Suretyship Agreement (the “Addendum No. 3”) in order to address the following issues,

1. To amend sub-clause (b) of clause 1.2 of Article 1 of the Suretyship Agreement as follows:

“b) the interest rate under the Loan Agreement is set out as follows:

•	in respect of 500,000,000.00 (Five Hundred Million 00/100) US Dollars outstanding under the Loan – LIBOR + *** percent per annum;

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

•	in respect of 1,500,000,000.00 (One Billion Five Hundred Million 00/100) of US Dollars outstanding under the Loan – LIBOR + *** percent per annum.

For the period from the date of execution of the Loan Agreement up to and including 29 October 2009 (the “Extension date”), for the purposes of the Loan Agreement, LIBOR means the rate per annum offered for deposits in US Dollars as specified on the page “LIBOR01” of the REUTERS information system as of 11:00 am (London time) on the Loan granting date.

For the period from the date following the Extension date up to and including 26 January 2010, for the purposes of the Loan Agreement, LIBOR means the rate per annum offered for deposits in US Dollars at the London Market for Interbank loans as specified on the page “LIBOR01” of the REUTERS information system and set by the British Bankers’ Association as of 11:00 am (London time) two working days before the Loan granting date.

For the period from 27 January 2010 up to and including the date of the final payment on the Loan, for the purposes of the Loan Agreement, LIBOR means the rate per annum offered for deposits in US Dollars at the London Market for Interbank loans as specified on the page “LIBOR01” of the REUTERS information system and set by British Bankers’ Association as of 11:00 am (London time) two working days before the Extension date.

For the purpose of this provision, business days means the days on which the banks are open in the UK”.

2. Other terms and conditions of the Suretyship Agreement remain unchanged,

3. The Surety, within 60 (sixty) calendar days from the date of conclusion of Addendum No. 4, undertakes to:

3.1. Provide the Creditor a certified extract from the resolution of the authorized management body of the Surety on the approval of entering into Addendum No. 3 in order to make amendments stipulated by Addendum No. 4, in accordance with the laws of the country of registration of Surety and the constitutional documents of the Surety (if required),

3.2. Provide the Creditor with a confirmation from the Surety that entering into the Addendum No. 3 does not violate the Surety’s obligations under the existing loan agreements, credit agreements, suretyship agreements and other agreements, entered into by the Surety, as well as that there are no bankruptcy proceedings against the Surety.

3.3. Ensure the receipt by the Creditor within 30 calendar days from the date of conclusion of Addendum No. 4 of the legal opinion from an independent legal consultant, acceptable to the Creditor, and confirming the Surety’s legal capacity and confirming that the Surety’s entering into Addendum No. 3 does not violate the laws of the country of the Surety’s registration.

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

4. Addendum No. 3 is an integral part of the Suretyship Agreement.

This Addendum No. 3 is made in 2 (two) original counterparts, one counterpart each for the Creditor and the Surety.

ADDRESSES AND REQUISITES OF THE PARTIES:

Vnesheconombank	Altimo Holdings and Investments Limited

9, Prospekt Akademika Sakharova Moscow, GSP-6,

107996

ID Taxpayer Number 7750004150, Record

Validity Code (KPP) 775001001

Primary State Registration Number (OGRN)

10444110000102

Correspondent Account No. *** with Operations

Department (OPERU) of the Moscow Main Branch

(GTU) of the Bank of Russia

For the Creditor	For the Surety

The Deputy Chairman of Vnesheconombank /s/ A.B. Ballo A.B. Ballo	/s/ M. Kushnareva M. Kushnareva